Exhibit 10.3 (r)

October 29, 2015

Roger D. Shannon

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Dear Roger,

We are pleased to extend to you the following offer of employment with ADTRAN Inc., as a Senior Vice President and Chief Financial Officer reporting to Tom Stanton, CEO, located in Huntsville, Alabama. Your compensation will include a bi-weekly paid salary of $14,038.46 (gross) resulting in an annualized salary of $365,000.00 (gross).

As an officer of the company, you will be recommended to participate in the Variable Incentive Compensation Plan with a target incentive compensation of $219,000.00. 50% guaranteed floor on 2016 Variable Incentive Compensation Plan in the amount of $109,500.00 to be paid in Q1 2017.

In appreciation for your decision to join us, the Company will pay you a hiring bonus of $220,000 (gross) paid in Q1 2016. If you voluntarily leave the employ of ADTRAN within the first twelve months of your hire date, other than for Good Reason, you will be responsible to reimburse the Company for the hiring bonus paid to you. It being understood and agreed that “Good Reason” includes a significant decrease in your base compensation, a decrease in your title and/or responsibilities, a change in your reporting to a position other than the CEO, or a requirement that you move to a work location more than 25 miles from ADTRAN’s current headquarters. Additionally, you will be required to reimburse the Company for the hiring bonus paid to you if you fail to relocate your family within twelve months of your hiring date. In the event of extenuating, unforeseen family circumstances that could delay the move of your family (e.g. death, serious medical conditions, etc.), the Company agrees that the requirement to relocate within twelve months may be extended.

You will receive or be eligible to participate in the Company benefit plans, including the following additional employee benefits:

•	Eligibility for life, health, dental & disability insurance

•	3 weeks of vacation

•	Executive relocation assistance

This offer of employment contains a relocation package (E). If you voluntarily leave the employ of ADTRAN within the first twelve months of employment other than for Good Reason, you will be responsible to reimburse the Company for all relocation expenses paid to you or paid on your behalf. According to IRS regulations some elements of relocation expenses are considered taxable income. ADTRAN agrees to “gross up” relocation expenses for tax purposes. You should consult your tax person regarding the possible tax impacts of your relocation.

*	CONFIDENTIAL TREATMENT REQUESTED

You are eligible to enroll in the ADTRAN 401(k) plan upon hire. You may defer up to 60% of your eligible income up to the IRS annual maximum. ADTRAN will match eligible 401(k) contributions after a Plan participant completes 12 months of service. Matching contributions will equal 100% of the first 3% contributed and 50% of the next 2% contributed up to a maximum matching contribution of 4%. Company matching contributions will begin on the first anniversary of employment and are applied retroactively to all contributions made during the calendar year in which you become match eligible.

A recommendation will be made to the Compensation Committee of the ADTRAN Board of Directors to grant you an incentive stock option for 30,000 shares of ADTRAN Inc. common stock under the ADTRAN 2015 Employee Stock Incentive Plan (the “Plan”). The Compensation Committee has complete discretion to grant options, although we expect that the Compensation Committee would approve this grant at its next meeting immediately following the recommendation made by the Company. The exercise price per share of the common stock will be the fair market value of the common stock on the date that the Compensation Committee grants the option. Upon the Committee’s grant of this option, you will receive further information describing your stock option and the terms and conditions of the Plan under which the option will be awarded, including applicable change in control provisions.

Subject to Board of Directors’ approval, you will be granted a performance restricted stock unit award with respect to 5,200 shares of ADTRAN Inc. common stock vesting over a three year period.

This offer is contingent upon the successful outcome of the following:

•	Background check

•	Substance Abuse examination

•	Your employment not being encumbered by a “non-compete” or similar agreement

Your decision should be given to us October 30, 2015. ADTRAN is an at will employer which means that you or the Company may terminate employment, with or without cause, with reasonable notice.

Roger, we are very impressed with your background and experience and feel that you will make a significant contribution to the growth and expansion of ADTRAN. Please acknowledge your decision by either accepting or declining the offer below.

Sincerely,

/s/ Jason Couch
Jason Couch Human Resources Recruiter ADTRAN, Inc.

/s/ Roger D. Shannon	10/30/2015
Roger D. Shannon	Date